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Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Stemline Therapeutics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 1, 2013, with respect to the financial statements of Stemline Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
October 17, 2013

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  Exhibit 23.1